                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                 Amendment No. 4

                        Somnus Medical Technologies, Inc.
                        ---------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    835397100
                                    ---------
                                 (CUSIP Number)

                                  June 4, 2001
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                           --------------------------

CUSIP No.  835397100           13G                     Page  2   of  10   Pages
           -----------                                      ----    -----
--------------------------                           ---------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Oracle Strategic Partners, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                          (a) [X]

                                                          (b) [ ]
---------- --------------------------------------------------------------------
3          SEC USE ONLY

---------- --------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
-------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ---------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
                     ------ ---------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH
                     ------ ---------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           O
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                   ---------------------------------

CUSIP No.  835397100            13G             Page  3   of  10   Pages
           ---------                                 ----    -----
--------------------------                   ---------------------------------

---------- -------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Oracle Strategic Capital, L.L.C.
---------- -------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                          (a) [X]

                                                          (b) [ ]
---------- --------------------------------------------------------------------
3          SEC USE ONLY

---------- --------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ----------------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
                     ----------------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH
                     ----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           00
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                         ----------------------------

CUSIP No.  835397100              13G             Page  4   of  10   Pages
           ---------                                   ----    -----
-------------------------                         ----------------------------

-------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Oracle Investment Management, Inc.
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                          (a) [X]

                                                          (b) [ ]
-------------------------------------------------------------------------------
3          SEC USE ONLY

-------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ---------------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
                     ----------------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH
                     ----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                     ---------------------------------

CUSIP No.  835397100                 13G        Page  5   of  10   Pages
           ---------                                ----    -----
------------------------                     --------------------------------

-------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Larry N. Feinberg
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                          (a) [X]

                                                          (b) [ ]
-------------------------------------------------------------------------------
3          SEC USE ONLY

-------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ----------------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
                     ----------------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH
                     ----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a):     Name of Issuer:
---------      --------------

     The name of the issuer is Somnus Medical Technologies, Inc. (the
"Company").

Item 1(b):     Address of Issuer's Principal Executive Offices:
---------      -----------------------------------------------

     The Company's principal executive office is located at 285 N. Wolfe Road, Sunnyvale, California 94086.

Item 2(a):     Name of Person Filing:
---------      ---------------------

     This Amendment No. 4 to Schedule 13G ("Amendment No. 4") amends the Amendment No. 3 on Schedule 13G which was filed on February 12, 2001 with respect to the Common Stock (as defined in Item 2(d) below) of the Company and is filed by:

     (i) Oracle Strategic Partners, L.P., a Cayman Islands partnership ("Strategic Partners"), with respect to shares of Common Stock directly owned by it;

     (ii) Oracle Strategic Capital, L.L.C., a Delaware limited liability company ("Strategic Capital"), which serves as the general partner of Strategic Partners, with respect to shares of Common Stock directly owned by Strategic Partners;

     (iii) Oracle Investment Management, Inc., a Delaware corporation (the "Investment Manager"), which serves as investment manager to and has investment discretion over the securities held by SAM Oracle Investments Inc., a British Virgin Islands corporation ("SAM Oracle"), with respect to shares of Common Stock directly owned by SAM Oracle, and Oracle Offshore Limited, a Cayman Islands corporation ("Oracle Offshore"), with respect to shares of Common Stock directly owned by Oracle Offshore; and

     (iv) Mr. Larry N. Feinberg ("Mr. Feinberg"), who serves as the sole managing member of Strategic Capital, and is the sole shareholder and president of the Investment Manager, with respect to shares of Common Stock directly owned by Strategic Partners, SAM Oracle and Oracle Offshore.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b):     Address of Principal Business Office or, if None,
---------      -------------------------------------------------
               Residence:
               ---------

     The address of the principal business office of each of the Reporting Persons is 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830.

Item 2(c):     Citizenship:
---------      -----------

     Each of Strategic Capital and the Investment Manager is organized under the laws of the State of Delaware. Strategic Partners is organized under the laws of the Cayman Islands. Mr. Feinberg is a citizen of the United States of America.

Item 2(d):     Title of Class of Securities:
----------     ----------------------------

     Common Stock, $0.001 par value ("Common Stock")

Item 2(e):     CUSIP Number:
---------      ------------

     835397100

Item 3:        If this statement is filed pursuant to Rules 13d-1(b) or
               ---------------------------------------------------------
               13d-2(b) or (c), check whether the person filing is a:
               -----------------------------------------------------

     (a) [ ] Broker or dealer registered under Section 15 of the Act,
     (b) [ ] Bank as defined in Section 3(a)(6) of the Act,
     (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
     (e) [ ] Investment Adviser in accordance with Rule 13d-1
             (b)(1)(ii)(E),
     (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with
             13d-1 (b)(1)(ii)(F),
     (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
     (h) [ ] Savings Association as defined in Section 3(b) of the
             Federal Deposit Insurance Act,
     (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box: [x]

Item 4:        Ownership:
------         ---------

     This Amendment No. 4 is being filed to report that the Reporting Persons have tendered their shares of Common Stock and no longer own securities of the Company.

  A. Oracle Strategic Partners, L.P.
     -------------------------------
     (a) Amount beneficially owned: 0
     (b) Percent of class: 0% The percentages used herein and in the rest of this Amendment No. 4 are calculated based upon the 17,355,986 shares of Common Stock issued and outstanding as of May 11, 2001, as reflected in the Company's Form 10-Q for the period ended March 31, 2001.
     (c) Number of shares as to which such person has:
           (i)    Sole power to vote or direct the vote: -0-
           (ii)   Shared power to vote or direct the vote: -0-
           (iii)  Sole power to dispose or direct the disposition: -0-
           (iv)   Shared power to dispose or direct the disposition:  -0-

  B. Oracle Strategic Capital, L.L.C.
     --------------------------------
     (a) Amount beneficially owned: 0
     (b) Percent of class: 0%
     (c) Number of shares as to which such person has:
           (i)    Sole power to vote or direct the vote: -0-
           (ii)   Shared power to vote or direct the vote: -0-
           (iii)  Sole power to dispose or direct the disposition: -0-
           (iv)   Shared power to dispose or direct the disposition:  -0-

  C. Oracle Investment Management, Inc.
     ----------------------------------
     (a) Amount beneficially owned: 0
     (b) Percent of class: 0%
     (c) Number of shares as to which such person has:
           (i)    Sole power to vote or direct the vote: -0-
           (ii)   Shared power to vote or direct the vote: -0-
           (iii)  Sole power to dispose or direct the disposition: -0-
           (iv)   Shared power to dispose or direct the disposition:  -0-

  D. Larry N. Feinberg
     -----------------
     (a) Amount beneficially owned: 0
     (b) Percent of class: 0%
     (c) Number of shares as to which such person has:
           (i)    Sole power to vote or direct the vote: -0-
           (ii)   Shared power to vote or direct the vote: -0-
           (iii)  Sole power to dispose or direct the disposition: -0-
           (iv)   Shared power to dispose or direct the disposition:  -0-

Item 5:        Ownership of Five Percent or Less of a Class:
------         --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Item 6:        Ownership of More than Five Percent on Behalf of Another Person:
------         ---------------------------------------------------------------

     SAM Oracle and Oracle Offshore, each clients of the Investment Manager, have the right to receive and the power to direct the receipt of dividends from, and proceeds from the sale of, the securities reported in this Amendment No. 4. No single client of the Investment Manager holds more than five percent of the class of securities reported herein.

Item 7:        Identification and Classification of the Subsidiary
------         --------------------------------------------------
               Which Acquired the Security Being Reported on by the
               ----------------------------------------------------
               Parent Holding Company:
               -----------------------

     Not applicable.

Item 8:        Identification and Classification of Members of the Group:
------         ---------------------------------------------------------

     Not applicable.

Item 9:        Notice of Dissolution of Group:
------         ------------------------------

     Not applicable.

Item 10:       Certification:
-------        -------------

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  August 10, 2001


                                     /s/ Larry N. Feinberg
                                     --------------------------------
                                     Larry N. Feinberg, individually and as
                                     senior managing member of Oracle Strategic
                                     Capital, L.L.C., on behalf of itself and
                                     as the general partner of Oracle Strategic
                                     Partners, L.P., and president of Oracle
                                     Investment Management